Exhibit 10.16

BOARD MEMBER AGREEMENT

THIS AGREEMENT (“Agreement”) is made effective as of the [●] day of [Month], [Year] (the “Effective Date”)

BETWEEN:

BUNKER HILL MINING CORP, a company incorporated under the laws of the State of Nevada,

(the “Company”)

- and -

[Name]

(the “Member”)

RECITALS:

A.	Successful realization of the Company’s goal of developing and putting into profitable and sustainable production the Bunker Hill Mine and related corporate strategies depends upon management exercising the utmost prudence in safeguarding the confidentiality of the proceedings and strategic deliberations of the board of directors of the Company (the “Board”), and upon Board members avoiding both actual and apparent conflicts of interest;

B.	The Company wishes to invite the Member to serve on the Board, and the Member has expressed a willingness to do the same; and

C.	The Company and the Member wish to enter into this Agreement to establish the terms and conditions of the Member’s service as a member of the Board;

NOW THEREFORE, the Company and the Member, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

Services and Responsibilities

1.1 Service. Commencing on the Effective Date, the Member agrees to serve on the Board as a[n] [Independent] [Non-]Executive Director, [and as [Chair][a Member] of the [●] Committee,] until such time as the Member may resign, be removed, or be re-elected pursuant to the Company’s by-laws.

1.2 Other Board Memberships. The Member agrees to the following:

1.2.1 Multiple Board Memberships. No director shall sit on more than four public company boards in total and no director who also serves as an executive officer of a public company shall sit on more than two public company boards in total, without approval of the Board. No director that sits acts as Chair of two public company boards shall serve as a director of another public company other than Bunker Hill.

1.2.2 Interlocking Board Memberships. No more than two directors may sit together on any public company boards without the prior approval of the Board.

1.2.3 Multiple Audit Committee Memberships. No member of the audit committee may serve on the audit committee of more than three public companies in total, without the prior approval of the Board.

1.3 Compensation. The Company shall compensate the Member for services rendered as follows:

1.3.1. Initial package. As agreed, the following will apply:

Compensation	CAD	Comments
Sign-on Payment	$[●] [of Deferred Share Units (DSU)].	To be issued immediately and vest after 12 months
Basic Annual Fee	$[●] [to be paid in cash or DSU].	To cover 12 Meetings/year[: 4 quarterly Board meetings and 8 monthly update meetings/year; typically conducted by video or tele conference].
[[Annual Fee to] Chair the [●] Committee]	[$[●] [to be paid in cash or DSU].]	[To cover [●] meetings/year]
Board, or [Investment][Audit] Committee Meetings conducted in addition to those described above.	$[●]/Meeting [to be paid in cash or DSUs].

1.3.2 Review. The compensation of all Directors will be reviewed annually.

1.4 General Duties. The Member shall support and assist in realizing Company’s long- and short-term strategic and business objectives and shall perform all appropriate duties necessary or advisable to the effective and efficient operations of the Company, subject to the control and general supervision of the Board.

1.5 Meetings. The Member shall attend meetings of the Board and its sub-committees as often as may be reasonably be required, either in person or via phone of video conference. The Company shall reimburse the Member for reasonable costs incurred in connection with such attendance.

1.6 Professionalism. Members shall conduct themselves in a professional manner at all times, to promote and enhance the Company’s reputation, visibility, and financial strength, and to represent and project the Company in the highest regard.

1.7 Fiduciary Duty. Member acknowledge and agrees that at all times during their tenure as a member of the Board, they have the fiduciary duties to act honestly and in good faith with a view to the best interests of the Company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

1.8 Standards of Conduct. Pursuant to its fiduciary duties to the Company as a Board member, the Member covenants and agrees as follows:

(a)	Diligence and Efforts. Member will perform all duties that may be required from them as a Board member faithfully, industriously, to the best of their ability, experience, and talents, and in a timely manner.

(b)	Time Commitment. Members will devote such time and effort to their duties as a member of the Board as may reasonably be necessary for their performance.

(c)	Confidentiality. Members will use extreme caution with, and take all steps to safeguard, the Company’s confidential information, including strategic, financial, and geological information.

(d)	Use of Confidential Information. Members will not use or disclose any such confidential information for any reason or to further any interest other than the best interests of the Company.

(e)	No Inconsistent Obligations. Members will avoid all obligations, legal or otherwise, inconsistent with their duties to the Company, including, for greater certainty, avoiding any employment, consulting, agency, or other relationship of a fiduciary nature that could require a director to disclose the Company confidential information to a direct competitor, an actual or potential business partner, or a potential acquiror of the Company.

(f)	Prohibited Competition. Members will not undertake or serve as an officer or director, or work as an employee or consultant for, a direct competitor, an actual or potential business partner, or a potential acquiror of the Company without prior approval of the Chairman of the Board.

(g)	Avoidance of Conflicts of Interest:

(i)	Members will bring any conflict or potential conflict of interest to the attention of the Chairman of the Board forthwith upon perceiving the conflict or situation that may in time result in a conflict arising, fully describing the nature and extent of the conflict or potential conflict.

(ii)	Members will not enter into any interest, activity, ownership, employment, or other relationship, whether direct or indirect, paid or not paid, on the Member’s own behalf or on behalf of any member of the Member’s family, that an ordinarily prudent person would reasonably believe to be actually or apparently in conflict with the Company’s interests, without first advising the Board and taking such steps as the non-conflicted members of the Board may deem necessary or advisable to neutralize the conflict, or otherwise protect the Company’s interests.

(iii)	Members will not engage in any activity that creates an actual conflict of interest with the Company, regardless of whether such activity is prohibited by the Company’s conflict of interest guidelines or this Agreement.

ARTICLE 2

Proprietary Information

2.1 Proprietary Information. The following applies:

2.1.1. Members shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information or other confidential information belonging or relating to Company, whether or not it is in written or permanent form, except to the extent necessary to perform their duties under this Agreement, as required by a lawful government order or subpoena, or as authorized in writing by the Company. These non-disclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Company, and other third parties, learned by the Member as a result of performing services for the Company.

2.1.2. “Proprietary Information” means all information pertaining in any manner to the business of the Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of the Member’s general knowledge prior to his/her relationship with the Company; or (iii) the information is disclosed to the Member without restriction by a third party who rightfully possesses the information and did not learn of it from the Company. Members shall not exploit or attempt to exploit in any way or manner whatsoever the Proprietary Information for their own private benefit or for the benefit of any person, firm or entity other than the Company. The Member shall notify the Company immediately upon discovery of any unauthorized use or disclosure of the Proprietary Information.

2.2 Non-Solicitation. During the term of this Agreement and for a period of two (2) years thereafter, the Member shall not, without the Company’s prior written consent, solicit the employment of (or a consulting relationship with) or employ or engage, whether on the Member’s own behalf or on the behalf of others, any employee, consultant, contractor, or advisor of the Company.

ARTICLE 3

Termination

3.1 Remedies. The parties agree that, in the event of breach or threatened breach of any covenants of the Member, the damage or imminent damage to the value and the goodwill of the Company’s business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against the Member in the event of any breach or threatened breach of any of such provisions by the Member, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

3.2 Termination. The following applies:

3.2.1 This Agreement will terminate upon the Member ceasing to serve as a member of the Board in accordance with the Company’s by-laws and governing corporate statute.

3.2.2 Upon termination of this Agreement, the Member must promptly return all Company property, including, without limitation, all equipment, tangible Proprietary Information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by the Member incidental to the Member’s service to the Company.

3.2.3 The Member will cooperate with the Company in the winding up or transferring to other directors of any pending work following any termination of this Agreement.

ARTICLE 4

General

4.1 Rules of Construction. Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a) the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b) references to an “Article”, “Section”, “Schedule” or “Exhibit” followed by a number or letter refer to the specified Article or Section of or Schedule or Exhibit to this Agreement;

(c) the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d) words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e) the word “including” is deemed to mean including without limitation; and

(f) any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time.

4.2 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof and each provision is hereby declared to be separate, severable and distinct. To the extent that any provision is found to be invalid, illegal or unenforceable, the parties shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

4.3 Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in such province. Each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

4.4 Counterparts. This Agreement may he executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument, transmission by facsimile or other electronic means of transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

IN WITNESS WHEREOF the parties have executed this Agreement as of the [●] day of [Month], [Year]

BUNKER HILL MINING CORP.

Per:
[Name]
[Title]

SIGNED, SEALED AND DELIVERED	)
on _____________, [Year], in the presence of	)
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Signature	)
	)	[Name]
Name & Address (please print):	)
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